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Exhibit 99.1

   P     R     E     S     S          R     E     L     E     A     S     E

FOR IMMEDIATE RELEASE               For further information
                                    contact:
                                    Steve W. Herod
                                    713/821-7102
                                    sherod@3tecenergy.com

                       3TEC ENERGY CORPORATION ANNOUNCES
                  SIGNIFICANT EAST TEXAS PROPERTY ACQUISITION

HOUSTON, TEXAS, APRIL 18, 2000... 3TEC Energy Corporation ("3TEC")  (NASDAQ
SmallCap: TTEN) announced today 3TEC has entered into an agreement for the acquisition of properties located in East Texas from an undisclosed private seller. The acquisition has a purchase price of $55 million payable in cash and is subject to customary closing conditions and adjustments.

The properties are located in the Glenwood and White Oak fields in Gregg and Upshur Counties, Texas and produce from the Cotton Valley formation. As of March 31, 2000, the properties being acquired had estimated total net proved reserves of 69.2 Bcfe with a PV 10 value of $77 million, using constant pricing of $2.82 per Mcf for gas and $26.28 for oil. The estimated reserves are 92% gas on an equivalent basis. Current net daily production from the properties is approximately 9.6 MMcf of gas and 144 Bbls. of oil. Approximately 53% of the reserves are classified as proved producing. 3TEC has identified over 100 proved undeveloped locations and plans an active drilling program on the properties.

The transaction has an effective date of January 1, 2000 and closing is expected to be on or before May 31, 2000. HP Associates represented the seller in this transaction.

On a pro-forma basis, this acquisition will increase 3TEC's total proved reserves as of March 31, 2000 to 308 Bcfe and increase daily production to 52 Mmcf of gas and 3,400 Bbls. of oil.

3TEC Energy Corporation is engaged in the acquisition, development, production and exploration of oil and natural gas, with properties geographically concentrated in East Texas and the Gulf Coast regions. 3TEC also owns significant properties in the Permian and San Juan basins and in the Mid-Continent region.

The information contained in this press release may contain projections, estimates and other forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.